SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934

Date of Report:  December 30, 1996



                    UNITED ASSET MANAGEMENT CORPORATION
         (Exact name of registrant as specified in its charter)



Delaware                           1-9215           04-2714625
(State or other jurisdiction       (Commission      (IRS Employer
 of incorporation)                  File Number)    Identification No.)



One International Place, Boston, MA                    02110
(Address of principal executive offices)               (ZIP Code)



Registrant's telephone number, including area code:  (617) 330-8900

ITEM 5.        OTHER EVENTS

     The Company's federal income tax returns for the years ending December 31, 1984 through 1992 remain under audit by the Internal Revenue Service. On December 27, 1996 the Company received a Revenue Agent's Report proposing adjustments to the Company's federal income tax returns for these years.

     Previously, on January 30, 1992, the Company received a Revenue Agent's Report proposing adjustments to the Company's federal income tax returns for the years ending December 31, 1984, 1985 and 1986. The Company filed a protest with the Internal Revenue Service in April 1992. In the 1992 Report, the IRS challenged the deductibility of the amortization of costs assigned to acquired investment advisory contracts.

     At the time of each taxable acquisition, the Company has obtained a valuation report from independent appraisers with respect to the value of contracts acquired as well as a corresponding lifing study which determines the time period over which the contracts are to be amortized. The Company has consistently maintained that its amortization of costs assigned to acquired investment advisory contracts is a proper deduction under applicable federal income tax law and court decisions.

     The 1992 Revenue Agent's Report was based on the premise that no part of the costs of acquired investment contracts could be amortized and deducted because such assets were in the nature of non-amortizable goodwill. The Company appealed this report to the Appeals Division of the IRS on the basis that the IRS position was inconsistent with the law and precedent. In 1993, the Supreme Court rejected the IRS position in a similar case, NEWARK MORNING LEDGER CO. v. UNITED STATES, and held that the costs assigned to intangible assets can be amortized and deducted if a determinable value and estimated useful life can be ascribed to the assets. In response to this decision, the Appeals office at the IRS sent the Company's audit back to the field for further consideration.

     The extent of tax litigation involving the amortization and valuation of intangible assets led Congress in 1993 to pass legislation specifically allowing the amortization of all acquired intangible assets for acquisitions after August 10, 1993 and specifying the periods over which such assets may be amortized and deducted.

     On December 27, 1996 the Company received a new Revenue Agent's Report covering both the period covered by the original report and the years ending December 31, 1987 through 1992. The new Report recognizes that the Company's position that the costs assigned to investment advisory contracts are properly amortizable for tax purposes is correct but proposes adjustments to the Company's valuation of the contracts. Those adjustments would reallocate on average approximately 50% of the purchase price ascribed to acquired advisory contracts to certain other intangible assets that the Report asserts are not amortizable for tax purposes.

     The adjustments proposed by the IRS would, if upheld in their entirety, result in additional federal income tax liability for the period covered by the Report of $56 million, plus statutory interest thereon. Management and its advisors continue to believe, however, that the Company's practices in allocating costs to acquired investment advisory contracts are correct and supported by applicable law.

     Management strongly disagrees with the methodology and the results of the Revenue Agent's Report and believes that they will not be sustained if challenged in court. The Company plans to defend vigorously its position on appeal within the IRS and in court, if necessary. The Company believes that the amount, if any, which might result from the audit will not have a material adverse effect on the Company's consolidated financial position, its consolidated results of operations nor its consolidated cash flows.

                              SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                          UNITED ASSET MANAGEMENT CORPORATION
                              Registrant



DATED:  December 30, 1996                 By: /s/  William H. Park
                                              ---------------------------
                                              William H. Park
                                              Executive Vice President
                                              and Chief Financial Officer